Exhibit 3.114

CERTIFICATE OF INCORPORATION

OF

VAN HOUTTE USA HOLDINGS INC.

FIRST: The name of the corporation is:

Van Houtte USA Holdings Inc.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with no par value per share, and “Preferred Stock,” with no par value per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 3,000, and the total number of shares of Preferred Stock that the corporation shall have authority to issue is 5,000.

The corporation’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Jason Bliss
DLA Piper US LLP
1221 S. MoPac Expressway, Suite 400
Austin, Texas 78746

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of March, 2007.

/s/ Jason Bliss
Jason Bliss, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * * *

Van Houtte USA Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Van Houtte USA Holdings Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

1.	The name of the corporation is: Aramark Refreshment Group, Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Van Houtte USA Holdings Inc. has caused this certificate to be signed by Gregory C. Ott, its Assistant Secretary, this 16TH day of October, 2014.

Van Houtte USA Holdings, Inc.

By	/s/ Gregory C. Ott
Gregory C. Ott
Assistant Secretary